Exhibit 99.1

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

February 24, 2023

Mr. Jim Evans

Northern Oil and Gas, Inc.

601 Carlson Parkway, Suite 990

Minnetonka, MN 55305

Re:	Audit Summary Midland-Petro D.C. Partners, LLC. Acquisition Proved and Probable Reserves
As of December 31, 2022

Dear Mr. Evans:

As requested, this brief letter was prepared on February 24, 2023 for Northern Oil and Gas, Inc. (“NOG”) for the purpose of submitting our audit of your reserve estimates and economic forecasts attributable to the subject interests, which are in Midland County, Texas. We reviewed 100% of the reserves in the interest group noted above. The composite summary reserves and economics presented below, with an effective date of December 31, 2022, include results for the December 31, 2022 SEC price scenario.

		Proved
		Developed	Proved	Total
		Producing	Undeveloped	Proved	Probable
Net Reserves
Oil	- Mbbl	5,296.7	6,204.1	11,500.9	3,262.4
Gas	- MMcf	13,643.2	19,925.6	33,568.8	12,475.1
NGL	- Mbbl	0.0	0.0	0.0	0.0
Net Revenue
Oil	- M$	498,476.1	583,871.7	1,082,347.8	307,021.2
Gas	- M$	123,716.9	180,685.1	304,402.0	113,124.0
NGL	- M$	0.0	0.0	0.0	0.0
Severance Taxes	- M$	32,208.7	40,409.5	72,618.1	22,607.3
Ad Valorem Taxes	- M$	14,749.6	18,103.7	32,853.3	9,938.4
Operating Expenses	- M$	150,511.3	153,052.4	303,563.8	90,989.9
Abandonment	- M$	1,638.3	1,358.6	2,996.9	799.2
Investments	- M$	0.0	101,141.8	101,141.8	73,243.5
Net Operating Income (BFIT)	- M$	423,085.2	450,490.8	873,576.0	222,567.0
Discounted @ 10% (Present Worth)	- M$	281,346.7	285,835.5	567,182.2	128,472.4

Midland-Petro D.C. Partners, LLC.

February 24, 2023

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

The oil reserves include oil and condensate. Oil volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

The base oil and gas prices calculated for December 31, 2022 were $93.67 per barrel and $6.358 per MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (EIA) during 2022 and the base gas price is based upon Henry Hub spot prices (Platt’s Gas Daily) during 2022.

The base prices were adjusted for differentials on a field basis, which may include local basis differentials, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices over the life of the proved properties was estimated to be $94.11 per BBL and $9.068 per MCF. All economic factors were held constant in accordance with SEC guidelines.

Economic Parameters

Ownership was accepted as furnished and has not been independently confirmed. Gas price differentials, ad valorem taxes, severance taxes and lease operating expenses were calculated and prepared by NOG and were reviewed by us for accuracy and completeness. Lease operating expenses were estimated from historical lease operating statements. Lease operating expenses and investments were not escalated.

Reserve Estimation Methods

As you explained, reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to offset production, both of which are considered to provide a relatively high degree of accuracy.

The Undeveloped reserve estimates, were forecast using either volumetric or analogy methods, or a combination of both and are presented unrisked. These methods provide a relatively high degree of accuracy for proved undeveloped and probable undeveloped reserves for these properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this letter.

Audit Opinion

In our opinion, the Company’s estimates of future reserves for the audited properties were prepared in accordance with generally accepted petroleum engineering and evaluation principles for the estimation of future reserves as set forth in the Society of Petroleum Engineers’ Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information. Furthermore, we found no bias in the utilization and analysis of data in estimates for these properties.

In our opinion, the overall the proved and probable reserves in conjunction with future net cash flows as estimated by the Company are, in the aggregate, reasonable within the established audit tolerance guidelines of (+ or -) 10 percent as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers.

Midland-Petro D.C. Partners, LLC.

February 24, 2023

It should be understood that our audit does not constitute a complete reserve study of the gas properties. In the conduct of our audit, we have not independently verified the accuracy and completeness of information and data furnished with respect to ownership interests, gas production, costs and timing of development and agreements relating to current and future operations and sales of production. Furthermore, if in the course of our examination something came to our attention which brought into question the validity or sufficiency of any of such information, we did not rely on such information until we had properly resolved our questions or independently verified such information.

General Discussion

The estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

This evaluation was prepared using constant prices and costs and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (SEC). The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

An on-site field inspection of the properties has not been performed. The mechanical operation or condition of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been included herein.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by Mathew K. Regan, Vice President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #113228). We do not own an interest in Midland-Petro D.C. Partners, LLC. or Northern Oil and Gas, Inc. and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this audit letter. Our work-papers and related data utilized in the preparation of this audit are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

Matthew K. Regan, P.E.
Vice President